EXHIBIT 15(2)











October 20, 1994









Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549



RE:  Dynatech Corporation



We are aware that our report dated October 20, 1994 on our

review of interim financial information of Dynatech Corporation for the interim periods ended September 30, 1994 and 1993, and included in the Corporation's quarterly report on Form 10-Q for the quarter ended September 30, 1994 is incorporated by reference in various registration statements on Form S-3 (File Nos. 2-78465, 2-81026, 2-82260, 2-85387, 2-86467, 2-92391,
2-94757, 33-365, 33-2387, 33-5544, 33-17169, 33-24058, and
33-30610) and on Form S-8 (File Nos. 2-87779, 33-10465,
33-17243, and 33-42427). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



							Coopers & Lybrand